EXHIBIT 99



FOR IMMEDIATE RELEASE      FOR MORE INFORMATION CONTACT:

                           Steven R. Delmar, Executive Vice President & CFO
                           (301) 428-9100

MICROLOG CORPORATION ANNOUNCES LETTER OF INTENT WITH INVESTOR

GERMANTOWN, MARYLAND, June 9, 1999 MICROLOG CORPORATION (Nasdaq:MLOG) today announced that it has entered into a non-binding letter of intent with TFX Equities, Inc. ("TFX") to invest $4 million in Microlog's Common Stock at $1.50 per share. As part of the investment, two nominees of TFX would be appointed to the Microlog Board of Directors.

The investment is expected to be consummated in two transactions. In the first transaction, TFX would purchase the maximum number of Microlog shares permitted by Nasdaq rules without approval from Microlog's shareholders. The parties are seeking to close the first transaction over the next few weeks. The second transaction, the sale of the remaining stock, would occur when shareholder approval is obtained.

"This investment will bring Microlog necessary capital and an important strategic relationship with Teleflex," stated David Levi, President & Chief Executive Officer. John Sickler, President of TFX Equities, indicated that "Microlog's current products and development plans represent a good fit with Teleflex's criteria for investment in the technology arena."

The investment is subject to definitive documentation, completion of due diligence, Microlog's obtaining a permanent Chief Executive Officer (the present CEO, David Levi, is serving on an interim basis), receipt of any necessary approvals, and similar conditions.

TFX is a wholly owned subsidiary of Teleflex Incorporated (NYSE: TFX). Teleflex Incorporated is a diversified industrial company with annual sales of more than $1.4 billion. The Company designs, manufactures and sells quality engineered products and services for the automotive, marine, industrial, medical and aerospace markets worldwide. Teleflex has produced 24 consecutive years of increased revenues and earnings based on its diversified portfolio of businesses

Headquartered in Germantown, Maryland, Microlog Corporation designs, develops, markets, and supports a complete family of Contact Center solutions including interactive communications systems and applications that improve customer service and increase productivity, while reducing costs. The Company's products find wide application in government, retail, collections, health care, utility, and many other markets in over 18 countries including The Netherlands, France, The United Kingdom, and Germany. Microlog's products are sold through its direct sales force as well as through distributors and value added resellers. Microlog received ISO 9001 certification in 1994, meeting the highest international standard for quality assurance. For more information, please visit the Microlog home page at hyperlink http://www.mlog.com Error! Bookmark not defined. .

Statements  in this news release  concerning  future  results,  performance,  or expectations are forward-looking statements. Actual results, performance, or developments could differ materially from those expressed or implied by such forward-looking statements as a result of known and unknown risks, uncertainties, the Company's ability to introduce new call center products in a timely manner, the demand for such products, technological innovation and competition, and other factors including those described from time to time in press releases, th he Company's filings with the Securities and Exchange Commission, and other communications.